Exhibit 3.50

Exhibit 3.50

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 09:00 AM 12/04/2000

001604596 - 3324499

CERTIFICATE OF INCORPORATION

of

WCCO-KRC ACQUISITION CORP.

FIRST: The name of the corporation is WCCO-KRC Acquisition Corp. (hereinafter sometimes called the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 3,000 and the par value of each of such shares is $0.01.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: The name and mailing address of the incorporator is as follows:

Paul W. Durham

2 North Cascade Avenue, 14th Floor

Colorado Springs, CO 80903

SEVENTH: The name and mailing address of each person who is to serve as a director until the first annual meeting of stockholders, or until their successors are elected and qualify, is as follows:

Name

Mailing Address

Thomas G. Durham

2 North Cascade Avenue, 14th Floor

Colorado Springs, CO 80903

Robert J. Jaeger 2 North Cascade Avenue, 14th Floor

Colorado Springs, CO 80903

Todd A. Myers 2 North Cascade Avenue, 14th Floor

Colorado Springs, CO 80903

Christopher K. Seglem 2 North Cascade Avenue, 14th Floor

Colorado Springs, CO 80903

EIGHTH: The following additional provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for the creation, definition, limitation and regulation of the powers of the Corporation, the directors, and the stockholders:

1. Election of directors need not be by written ballot. The Board of Directors shall have the power to make, alter, amend, and repeal the By-Laws of the Corporation and to fix the compensation of directors for services in any capacity.

2. Any director may be removed at any time, with or without cause, upon the affirmative vote of the holders of a majority of the stock of the Corporation at that time having voting power for the election of directors.

3. Any corporate action, with respect to which the vote of the stockholders at a meeting thereof is required or permitted by any provision of the General Corporation Law of the State of Delaware or of the Certificate of incorporation or the By-Laws of the Corporation, is authorized to be taken and may be taken without that vote and meeting, and that vote and meeting may be dispensed with, with the written consent of the holders of a majority (or, if with respect to a particular corporate action where the General Corporation Law of the State of Delaware or the Certificate of Incorporation or the By-Laws of the Corporation specifies a greater percentage, by the holders of that greater percentage) of the stock that would have been entitled to vote upon that action if a meeting were held. Prompt notice shall be given to all stockholders of the taking of any corporate action pursuant to the provisions of this paragraph 3 unless that action has been consented to in writing by the holders of all of the stock that would have been entitled to vote upon that action if a meeting were held.

4. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

IN WITNESS WHEREOF, I have signed this certificate of incorporation the 4th day of

December , 2000.

Paul W. Durham, Incorporator

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